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Exhibit 99.1

HAMILTON PARK TOWERS LLC
HAMILTON ON MAIN APARTMENTS LLC
Combined Financial Statements—Unconsolidated Significant Joint Ventures
As of December 31, 2012 and 2011
and for the years ended December 31, 2012, 2011 and 2010
Together With Report of Independent
Registered Public Accounting Firm

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Joint Venture Members of
Hamilton Park Towers LLC and Hamilton on Main Apartments LLC

        We have audited the accompanying combined balance sheets of Hamilton Park Towers LLC and Hamilton on Main Apartments LLC (the "Joint Ventures") as of December 31, 2012 and 2011, and the related combined statements of operation, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2012. The combined financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hamilton Park Towers LLC and Hamilton on Main Apartments LLC at December 31, 2012 and 2011 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ MILLER WACHMAN LLP Boston, Massachusetts March 22, 2013

Hamilton Park Towers LLC
Hamilton on Main Apartments LLC

(Unconsolidated Significant Joint Ventures)

Combined Balance Sheets

	December 31,
	2012	2011
ASSETS
Rental Properties	$128,645,731	$134,861,736
Cash and Cash Equivalents	1,045,381	927,287
Rents Receivable	46,358	95,315
Real Estate Tax Escrows	494,523	686,534
Prepaid Expenses and Other Assets	1,521,670	1,397,113
Financing and Leasing Fees	414,259	480,437

Total Assets	$132,167,922	$138,448,422

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$104,222,731	$105,620,395
Accounts Payable and Accrued Expenses	1,047,835	1,032,827
Advance Rental Payments and Security Deposits	2,192,875	2,057,893

Total Liabilities	107,463,441	108,711,115
Commitments and Contingent Liabilities (Note7)
Members' Capital	24,704,481	29,737,307

Total Liabilities and Members' Capital	$132,167,922	$138,448,422

See notes to accompany the combined financial statements.

Hamilton Park Towers, LLC
Hamilton on Main Apartments, LLC

(Unconsolidated Significant Joint Ventures)

Combined Statements of Operation

Years Ended December 31, 2012, 2011 and 2010

	Year Ended December 31,
	2012	2011	2010
Revenues
Rental Income	$14,826,609	$14,051,371	$13,475,084
Laundry and Sundry Income	118,994	117,875	117,681

	14,945,603	14,169,246	13,592,765

Expenses
Administrative	265,618	199,666	187,387
Depreciation and Amortization	6,691,372	6,663,981	10,410,164
Management Fees	366,162	351,652	341,417
Operating	1,347,626	1,301,230	1,319,155
Renting	85,679	159,289	296,906
Repairs and Maintenance	1,260,708	1,306,948	1,201,399
Taxes and Insurance	1,822,553	1,626,863	1,769,166

	11,839,718	11,609,629	15,525,593

Income (Loss) Before Other Income	3,105,885	2,559,617	(1,932,829)

Other Income (Loss)
Interest Income	—	3,219	13
Interest Expense	(5,933,712)	(5,962,309)	(5,977,098)
Other Expenses	—	(4,652)	(15,552)

	(5,933,712)	(5,963,742)	(5,992,636)

Net Loss	$(2,827,827)	$(3,404,125)	$(7,925,465)

See notes to accompany the combined financial statements.

Hamilton Park Towers LLC and Hamilton on Main Apartments LLC

(Unconsolidated Significant Joint Ventures)

Combined Statements of Changes in Members' Capital

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Balance, January 1, 2010	$38,518,305	$7,510,591	$46,028,896
Distribution to members	(2,075,000)	(162,000)	(2,237,000)
Net Loss	(7,389,086)	(536,378)	(7,925,465)

Balance, December 31, 2010	$29,054,219	$6,812,213	$35,866,432
Distribution to members	(2,425,000)	(300,000)	(2,725,000)
Net Loss	(2,880,880)	(523,245)	(3,404,125)

Balance, December 31, 2011	$23,748,339	$5,988,968	$29,737,307
Distribution to members	(2,005,000)	(200,000)	(2,205,000)
Net Loss	(2,453,350)	(374,477)	(2,827,827)

Balance, December 31, 2012	$19,289,989	$5,414,492	$24,704,481

Allocation to New England Realty Associations Limited Partnership for 2012:
Percentage Ownership	40%	50%	Total

Distributions Received	$802,000	$100,000	$902,000

Net Loss	$(981,340)	$(187,239)	$(1,168,579)

Member's Capital	$7,715,996	$2,707,246	$10,423,242

See notes to accompany the combined financial statements.

HAMILTON PARK TOWERS LLC
HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

Combined Statements of Cash Flow

	Year Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activites
Net (Loss)	$(2,827,827)	$(3,404,125)	$(7,925,465)

Adjustments to reconcile net income to net cash provided by (used in) operating activites:
Depreciation and amortization	6,691,372	6,663,981	10,410,165
Amortization of above market lease	—	—	301,729
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	48,957	40,846	(47,694)
Increase in accounts payable and accrued expenses	15,008	38,246	4,837
(Increase) Decrease in real estate tax escrow	192,010	(103,931)	(146,628)
(Increase) Decrease in prepaid expenses and other assets	(124,556)	111,073	(170,680)
Increase in advance rental payments and security deposits	134,982	146,361	107,511

Total adjustments	6,957,773	6,896,576	10,459,240

Net cash provided by operating activites	4,129,946	3,492,451	2,533,775

Cash flows from investing activites
Improvement of rental properties	(409,188)	(168,424)	(391,741)

Net cash (used in) investing activites	(409,188)	(168,424)	(391,741)

Cash flows from financing activites
Payment of financing cost	—	—	(5,000)
Principal payments of mortgage notes payable	(1,397,664)	(445,131)	(250,827)
Distributions to members	(2,205,000)	(2,725,000)	(2,237,000)

Net cash (used in) financing activities	(3,602,664)	(3,170,131)	(2,492,827)

Net increase (decrease) in cash and cash equivalents	118,094	153,896	(350,793)
Cash and cash equivalents, at beginning of year	927,287	773,391	1,124,183

Cash and cash equivalents, at end of year	$1,045,381	$927,287	$773,391

Supplementary cash flow statement information:
Cash paid for interest	$5,882,231	$5,919,142	$5,933,103

Cash paid for state taxes	$4,406	$6,146	$4,458

See notes to accompany the combined financial statements.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

        Principles of Combination:    The combined financial statements include the accounts of Hamilton Park Towers LLC ("Dexter Park" or "Hamilton Park") and Hamilton on Main Apartments LLC ("Hamilton Place Apartments") collectively (the "Joint Ventures"). Hamilton Place Apartments is owned 50% and Hamilton Park is owned 40% by New England Realty Associates, Limited Partnership ("NERA") and are "significant unconsolidated subsidiaries" under Rule 3-09 of Regulation S-X requiring separate financial statements. All significant intercompany accounts and transactions are eliminated in the combined statements between these two entities.

        Line of Business:    The Joint Ventures own and operate various residential apartment buildings located in Greater Boston.

        Basis of Preparation:    The preparation of the financial statements, in conformity with accounting principles generally accepted in the United State of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Accordingly, actual results could differ from those estimates.

        Revenue Recognition:    Rental income from residential properties is recognized over the term of the related lease. For residential tenants, amounts 60 days in arrears are charged against income. Concessions made on residential leases are accounted for on the straight-line basis.

        Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the differences between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management's estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. The capitalized above-market lease values for acquired properties are amortized as a reduction of base rental revenue over the remaining term of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed-rate renewal options of the respective leases.

        Rental Properties:    Rental properties are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; improvements and additions, which improve or extend the life of assets, are capitalized. When assets are retired or otherwise disposed of, the cost of the asset and related accumulated depreciation is eliminated from the accounts, and any gain or loss on such disposition is included in income. Fully depreciated assets are removed from the accounts. Rental properties are depreciated by both straight-line and accelerated methods over their estimated useful lives. Significant acquisitions with long term leases are evaluated to determine if a portion of the purchase price is allocable to intangibles such as non market rate rents.

        Upon acquisition of rental property, the Joint Ventures estimate the fair value of acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities assumed, generally consisting of the fair value of (i) above and below market leases, (ii) in-place leases and (iii) tenant relationships. The Joint Ventures allocated the purchase price to the assets acquired

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities assumed based on their fair values. The Joint Ventures record goodwill or a gain on bargain purchase (if any) if the net assets acquired/liabilities assumed exceed the purchase consideration of a transaction. In estimating the fair value of the tangible and intangible assets acquired, the Joint Ventures consider information obtained about each property as a result of its due diligence and marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

        Other intangible assets acquired include amounts for in-place lease values and tenant relationship values, which are based on management's evaluation of the specific characteristics of each tenant's lease and the Joint Ventures' overall relationship with the respective tenant. Factors to be considered by management in its analysis of in-place lease values include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, management considers leasing commissions, legal and other related expenses. Characteristics considered by management in valuing tenant relationships include the nature and extent of the Joint Ventures' existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals. The value of in-place leases are amortized to expense over the remaining initial terms of the respective leases. The value of tenant relationship intangibles are amortized to expense over the anticipated life of the relationships.

        In the event that facts and circumstances indicate that the carrying value of a rental property may be impaired, an analysis of the value is prepared. The estimated future undiscounted cash flows are compared to the asset's carrying value to determine if a write-down to fair value is required.

        Financing and Leasing Fees:    Financing fees are capitalized and amortized, using the interest method, over the life of the related mortgages. Leasing fees are capitalized and amortized on a straight-line basis over the life of the related lease. Unamortized balances are expensed when the corresponding fee is no longer applicable.

        Income Taxes:    The financial statements have been prepared on the basis that the joint ventures are entitled to tax treatment as partnerships. Accordingly, no provision for income taxes has been recorded. (See note 11)

        Cash Equivalents:    The Joint Ventures considers cash equivalents to be all highly liquid instruments purchased with a maturity of three months or less.

        Comprehensive Income:    Comprehensive income is defined as changes in members' equity, exclusive of transactions with owners (such as capital contributions and dividends). The Joint Ventures did not have any comprehensive income items in 2012, 2011, or 2010 other than net income as reported.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Concentration of Credit Risks and Financial Instruments:    The Joint Venture's properties are located in Greater Boston, and are subject to the general economic risks related thereto. No single tenant accounted for more than 5% of the revenues in 2012, 2011 or 2010. The Joint Ventures make their temporary cash investments with high-credit-quality financial institutions. At December 31, 2012 and 2011, respectively approximately $1,571,000 and $1,430,000 of cash and cash equivalents, and security deposits included in prepaid expenses and other assets exceeded federally insured amounts.

        Advertising Expense:    Advertising is expensed as incurred. Advertising expense was $18,000 in 2012, $32,000 in 2011 and $59,000 in 2010.

        Interest Capitalized:    The Joint Ventures follow the policy of capitalizing interest as a component of the cost of rental property when the time of construction exceeds one year. During the years ended December 31, 2012, 2011 and 2010 there was no capitalized interest.

        Reclassifications:    Certain reclassifications have been made to prior period amounts in order to conform to current period presentation.

NOTE 2. RENTAL PROPERTIES

        Rental Properties Consist of the Following:

	Year Ended December 31,
	2012	2011	Useful Life
Land, Improvements and Parking Lots	$35,259,499	$35,246,904	15–40 years
Buildings and Improvements	95,841,481	95,814,901	15–40 years
Kitchen Cabinets	198,445	259,617	5–10 years
Carpets	1,738,602	1,665,573	5–10 years
Air Conditioning	57,428	34,231	5–10 years
Laundry Equipment	157,278	—	5–10 years
Elevators	1,705,708	1,705,708	20 years
Equipment	7,268,284	7,237,647	5–7 years
Furniture and Fixtures	11,715,931	11,697,856	5–7 years
Smoke Alarms	943	943	5–7 years

	153,943,600	153,663,381
Less Accumulated Depreciation	(25,297,869)	(18,801,644)

	$128,645,731	$134,861,736

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 2. RENTAL PROPERTIES (Continued)

	Hamilton Park Towers LLC	Hamilton on Main Apts LLC	Total
Rental Properties at Cost:
Balance, January 1, 2010	$124,628,719	$31,679,194	$156,307,913
Purchase of and addition to Property	363,261	28,480	391,741
Fully Depreciated Properties	—	(3,002,233)	(3,002,233)

Balance, December 31, 2010	124,991,980	28,705,441	153,697,421
Purchase of and addition to Property	92,950	75,474	168,424
Fully Depreciated Properties	—	(202,464)	(202,464)

Balance, December 31, 2011	125,084,930	28,578,451	153,663,381
Purchase of and addition to Property	249,581	159,607	409,188
Fully Depreciated Properties	—	(128,969)	(128,969)

Balance, December 31, 2012	$125,334,511	$28,609,089	$153,943,600

Accumulated Depreciation:
Balance, January 1, 2010	$926,330	$7,909,870	$8,836,200
Depreciation for year	5,597,403	975,019	6,572,422
Fully Deprciation written off	—	(3,002,233)	(3,002,233)

Balance, December 31, 2010	6,523,733	5,882,656	12,406,389
Depreciation for year	5,639,257	958,463	6,597,720
Fully Deprciation written off	—	(202,464)	(202,464)

Balance, December 31, 2011	12,162,990	6,638,655	18,801,644
Depreciation for year	5,674,604	950,590	6,625,194
Fully Deprciation written off	—	(128,969)	(128,969)

Balance, December 31, 2012	$17,837,594	$7,460,276	$25,297,870

Book Value	$107,496,917	$21,148,814	$128,645,731

NOTE 3. RELATED PARTY TRANSACTIONS

        The Joint Ventures' properties are managed by an entity that is owned by the majority shareholder of the General Partner. The management fee is equal to 4% at Hamilton Place Apartments and 2% at Hamilton Park Towers of gross receipts of rental revenue and laundry income. Total fees paid were approximately $366,000, $352,000 and $341,000 in 2012, 2011 and 2010, respectively.

        In 2012, the Management Company also received approximately $3,000 for construction supervision and architectural fees, $10,000 for maintenance services and $66,000 for administrative services.

        In 2011, the Management Company also received approximately $1,000 for construction supervision and architectural fees, $24,000 for maintenance service and $31,000 for administrative services.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 3. RELATED PARTY TRANSACTIONS (Continued)

        In 2010, the Management Company also received approximately $4,000 for construction supervision and architectural fees, $28,000 for maintenance services and $17,000 for administrative services.

NOTE 4. OTHER ASSETS

        Financing and leasing fees of approximately $414,000 and $480,000 are net of accumulated amortization of approximately $243,000 and $176,000 at December 31, 2012 and 2011, respectively.

NOTE 5. MORTGAGE NOTES PAYABLE

        At December 31, 2012 and 2011, the mortgages payable consisted of various loans, all of which were secured by first mortgages on properties referred to in Note 2. At December 31, 2012, the interest rates on these loans ranged from 5.18% to 5.57%, payable in monthly installments aggregating approximately $607,000, including interest, to various dates through 2019. The majority of the mortgages are subject to prepayment penalties. At December 31, 2012, the weighted average interest rate on the above mortgages was 5.51%.

        The Joint Ventures have pledged tenant leases as additional collateral for certain of these loans.

        Approximate annual maturities at December 31, 2012 are as follows:

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
2013 Current Maturities	$1,275,835	$293,222	$1,569,057
2014	1,348,741	309,178	1,657,919
2015	1,425,814	15,008,646	16,434,460
2016	1,507,291		1,507,291
2017	1,593,424		1,593,424
Thereafter	81,460,581		81,460,581

	$88,611,686	$15,611,045	$104,222,731

NOTE 6. ADVANCE RENTAL PAYMENTS AND SECURITY DEPOSITS

        The Joint Ventures' residential lease agreements may require tenants to maintain a one-month advance rental payment and/or a security deposit. At December 31, 2012, security deposits of approximately $930,000 are included with other assets and it is restricted cash.

NOTE 7. COMMITMENTS AND CONTINGENCIES

        From time to time, the Joint Ventures may be involved in various ordinary routine litigation incidentals to their business. The Joint Ventures either have insurance coverage or provide for any uninsured claims when appropriate. The Joint Ventures are not involved in any material pending legal proceedings.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 8. RENTAL INCOME

        Substantially all rental income was related to residential apartments and condominium units with leases of one year of less.

        Rents receivable are approximately $46,000, $92,000 and $136,000 net of allowances for doubtful accounts at December 31, 2012, 2011 and 2010, respectively.

NOTE 9. CASH FLOW INFORMATION

        During the years ended December 31, 2012, 2011 and 2010, cash paid for interest was approximately $5,882,000, $5,919,000 and $5,933,000 respectively.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements on a Recurring Basis

        At December 31, 2012 and 2011, we do not have any significant financial assets or financial liabilities that are measured at fair value on a recurring basis in our consolidated financial statements.

Financial Assets and Liabilities not Measured at Fair Value

        At December 31, 2012 and 2011 the carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts receivable, and note payable, accounts payable and accrued expenses were representative of their fair values due to the short-term nature of these instruments or, the recent acquisition of these items.

        At December 31, 2012 and 2011, we estimated the fair value of our mortgages payable and other notes based upon quoted market prices for the same (Level 1) or similar (Level 2) issues when current quoted market prices are available. We estimated the fair value of our secured mortgage debt that does not have current quoted market prices available by discounting the future cash flows using rates currently available to us for debt with similar terms and maturities (Level 3). The differences in the fair value of our debt from the carrying value are the result of differences in interest rates and/or borrowing spreads that were available to us at December 31, 2012 and 2011, as compared with those in effect when the debt was issued or acquired. The secured mortgage debt contain pre-payment penalties or yield maintenance provisions that could make the cost of refinancing the debt at lower rates exceed the benefit that would be derived from doing so.

        The following table reflects the carrying amounts and estimated fair value of our debt.

	Carrying Amount	Estimated Fair Value
Mortgage Notes Payable
At December 31, 2012	$104,222,731	$120,117,433
At December 31, 2011	$105,620,395	$121,777,340

        Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2012 and 2011. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

for purposes of these financial statements since December 31, 2012 and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 11. TAXABLE INCOME AND TAX BASIS

        The Joint Ventures are not subject to income taxes as they file partnership tax returns whereby their income or loss is reportable by the members.

        Taxable income or loss is different than financial statement income because of intangible assets, accelerated depreciation, different tax lives, and timing differences related to prepaid rents and allowances. The Partnerships share of the taxable loss is approximately $180,000 less than statement loss for the year ended December 31, 2012. The cumulative tax basis of the Joint Ventures real estate allocated to the Partnership at December 31, 2012 is approximately $1,600,000 less than the statement basis primarily due to the purchase price allocation to intangible assets at Hamilton Park Towers and accelerated depreciation.

        The Joint Ventures adopted the amended provisions related to uncertain tax provisions of ASC 740, Income Taxes. As a result of the implementation of the guidance, the Joint Ventures recognized no material adjustments regarding its tax accounting treatment. The Joint Ventures expects to recognize interest and penalties related to uncertain tax positions, if any, as income tax expense, which would be included in general and administrative expense.

        In the normal course of business the Partnership or one of its subsidiaries is subject to examination by federal, state and local jurisdictions in which it operates, where applicable. As of December 31, 2012, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2004 forward.

NOTE 12. INTANGIBLE ASSETS

        The Joint Ventures estimate the fair value of intangible assets acquired at significant acquisitions as described in Note 1 including above market leases, in place leases and tenant relationships as though the acquisition is acquired "as if vacant". Hamilton Park Towers, a 409 unit residential complex, was acquired on October 28, 2009. Substantially all of the property's leases are for one year and there is substantial "turnover" of the existing tenants each year. The analysis of the above mentioned factors resulted in approximately $4,900,000 of the $129,500,000 purchase price allocated to intangible assets amortizable over a twelve month period as follows:

	Fair Value at Acquisition	Monthly Amortization
In-place leases	$4,100,000	$340,000
Tenant relationships	450,000	37,500

	4,550,000	377,500
Over-market leases	350,000	30,000

	$4,900,000	$407,500

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 12. INTANGIBLE ASSETS (Continued)

        Approximate in-place leases and tenant relationships are amortized in operating expenses and amortization of over-market leases are a reduction of rental income as follows:

	At Acquisition October 28, 2009	2009 Amortization	2010 Amortization	2011 Amortization	2012 Amortization	Book Value December 31, 2012
In-place leases and tenant relationships	$4,550,000	$755,000	$3,795,000	$—	$—	$—
Over-market leases	350,000	60,000	290,000	—	—	—

	$4,900,000	$815,000	$4,085,000	$—	$—	$—

        These deferred charges were fully amortized in 2010.

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES

Combining Balance Sheet

December 31, 2012

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
ASSETS
Rental Properties	$107,496,918	$21,148,813	$128,645,731
Cash & Cash Equivalents	941,391	103,990	1,045,381
Rent Receivable	35,250	11,108	46,358
Real Estate Tax Escrow	424,159	70,364	494,523
Prepaid Expenses & Other Assets	1,367,274	154,396	1,521,670
Financing & Leasing Fees	399,678	14,581	414,259

Total Assets	$110,664,670	$21,503,252	$132,167,922

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$88,611,686	$15,611,045	$104,222,731
Accounts Payable & Accrued Expenses	843,422	204,413	1,047,835
Advance Rental Payments & Security Deposits	1,919,573	273,302	2,192,875

Total Liabilities	91,374,681	16,088,760	107,463,441
Members' Capital	19,289,989	5,414,492	24,704,481

Total Liabilities and Members' Capital	$110,664,670	$21,503,252	$132,167,922

Member's Capital—NERA 50%	—	2,707,246	2,707,246
Member's Capital—NERA 40%	7,715,996	—	7,715,996

	$7,715,996	$2,707,246	$10,423,242

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Operation

Year Ended December 31, 2012

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Revenues
Rental Income	$12,202,615	$2,623,994	$14,826,609
Laundry and Sundry Income	98,042	20,952	118,994

	12,300,657	2,644,946	14,945,603

Expenses
Administrative	219,218	46,400	265,618
Depreciation and Amortization	5,733,920	957,452	6,691,372
Management Fees	261,355	104,807	366,162
Operating	1,006,572	341,054	1,347,626
Renting	74,705	10,974	85,679
Repairs and Maintenance	880,103	380,605	1,260,708
Taxes and Insurance	1,485,297	337,256	1,822,553

	9,661,171	2,178,549	11,839,718

Income Before Other Income	2,639,488	466,397	3,105,885

Other Income (Loss)
Interest Expense	(5,092,838)	(840,874)	(5,933,712)

	(5,092,838)	(840,874)	(5,933,712)

Net (Loss)	$(2,453,350)	$(374,477)	$(2,827,827)

NERA 50%	—	(187,239)	(187,239)
NERA 40%	(981,340)	—	(981,340)

	$(981,340)	$(187,239)	$(1,168,578)

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow

Year Ended December 31, 2012

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Cash Flows from Operating Activites
Net (Loss)	$(2,453,350)	$(374,477)	$(2,827,827)

Adjustments to reconcile net income to net cash provided by (used in) operating activites:
Depreciation and amortization	5,733,920	957,452	6,691,372
Changes in operating assets and liabilities:
(Increase) Decrease in rent receivable	51,472	(2,515)	48,957
Increase (Decrease) in accounts payable and accrued exp	22,819	(7,811)	15,008
Decrease in real estate tax escrow	157,869	34,141	192,010
(Increase) Decrease in prepaid expsenses and other assets	(151,059)	26,503	(124,556)
Increase in advance rental payments and security deposit	119,460	15,522	134,982

Total adjustments	5,934,481	1,023,292	6,957,773

Net cash provided by operating activites	3,481,131	648,815	4,129,946

Cash flows from investing activites
Improvement of rental properties	(249,581)	(159,607)	(409,188)

Net cash used in investing activites	(249,581)	(159,607)	(409,188)

Cash flows from financing activites
Principal payments of mortgage & notes payable	(1,121,506)	(276,158)	(1,397,664)
Distributions to members	(2,005,000)	(200,000)	(2,205,000)

Net cash used in financing activities	(3,126,506)	(476,158)	(3,602,664)

Net increase in cash and cash equivalents	105,044	13,050	118,094
Cash and cash equivalents, at beginning of year	836,347	90,940	927,287

Cash and cash equivalents, at end of year	$941,391	$103,990	$1,045,381

Supplementary cash flow statement information:
Cash paid for interest	$5,052,227	$830,004	$5,882,231

Cash paid for state taxes	$1,694	$2,712	$4,406

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Balance Sheet

December 31, 2011

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
ASSETS
Rental Properties	$112,921,940	$21,939,796	$134,861,736
Cash & Cash Equivalents	836,347	90,940	927,287
Rent Receivable	86,722	8,593	95,315
Real Estate Tax Escrow	582,028	104,505	686,534
Prepaid Expenses & Other Assets	1,216,214	180,899	1,397,113
Financing & Leasing Fees	458,995	21,442	480,437

Total Assets	$116,102,247	$22,346,175	$138,448,422

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$89,733,192	$15,887,203	$105,620,395
Accounts Payable & Accrued Expense	820,603	212,224	1,032,827
Advance Rental Payments & Security Deposits	1,800,113	257,780	2,057,893

Total Liabilities	92,353,908	16,357,207	108,711,115

Members' Capital	23,748,339	5,988,968	29,737,307

Total Liabilities and Members' Capital	$116,102,247	$22,346,175	$138,448,422

Member's Capital—NERA 50%	—	2,994,484	2,994,484
Member's Capital—NERA 40%	9,499,335	—	9,499,335

	$9,499,335	$2,994,484	$12,493,820

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Operation

Year Ended December 31, 2011

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Revenues
Rental Income	$11,559,414	$2,491,957	$14,051,371
Laundry and Sundry Income	97,275	20,599	117,875

	11,656,690	2,512,556	14,169,246

Expenses
Administrative	163,511	36,155	199,666
Depreciation and Amortization	5,698,657	965,324	6,663,981
Management Fees	251,071	100,581	351,652
Operating	929,543	371,687	1,301,230
Renting	144,149	15,140	159,289
Repairs and Maintenance	935,839	371,109	1,306,948
Taxes and Insurance	1,300,995	325,868	1,626,863

	9,423,765	2,185,864	11,609,629

Income Before Other Income	2,232,924	326,693	2,559,617

Other Income (Loss)
Interest Income	3,219	—	3,219
Interest Expense	(5,113,523)	(848,786)	(5,962,309)
Other (Expenses)	(3,500)	(1,152)	(4,652)

	(5,113,804)	(849,938)	(5,963,742)

Net (Loss)	$(2,880,880)	$(523,245)	$(3,404,125)

NERA 50%	—	(261,622)	(261,622)
NERA 40%	(1,152,352)	—	(1,152,352)

	$(1,152,352)	$(261,622)	$(1,413,975)

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow

Year Ended December 31, 2011

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Cash Flows from Operating Activites
Net (Loss)	$(2,880,880)	$(523,245)	$(3,404,125)

Adjustments to reconcile net income to net cash provided by (used in) operating activites:
Depreciation and amortization	5,698,657	965,324	6,663,981
Changes in operating assets and liabilities:
Decrease in rent receivable	38,753	2,093	40,846
Increase in accounts payable and accrued expenses	33,019	5,227	38,246
(Increase) in real estate tax escrow	(97,462)	(6,469)	(103,931)
(Increase)Decrease in prepaid expsenses and other assets	(126,318)	237,391	111,073
Increase in advance rental payments and security deposits	115,270	31,091	146,361

Total adjustments	5,661,919	1,234,657	6,896,576

Net cash provided by operating activites	2,781,039	711,412	3,492,451

Cash flows from investing activites
Improvement of rental properties	(92,950)	(75,474)	(168,424)

Net cash used in investing activites	(92,950)	(75,474)	(168,424)

Cash flows from financing activites
Principal payments of mortgage & notes payable	(180,808)	(264,323)	(445,131)
Distributions to members	(2,425,000)	(300,000)	(2,725,000)

Net cash used in financing activities	(2,605,808)	(564,323)	(3,170,131)

Net increase in cash and cash equivalents	82,281	71,615	153,896
Cash and cash equivalents, at beginning of year	754,066	19,325	773,391

Cash and cash equivalents, at end of year	$836,347	$90,940	$927,287

Supplementary cash flow statement information:
Cash paid for interest	$5,077,302	$841,839	$5,919,142

Cash paid for state income taxes	$2,751	$3,395	$6,146

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Balance Sheet

December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
ASSETS
Rental Properties	$118,468,247	$22,822,785	$141,291,032
Cash and Cash Equivalents	754,066	19,325	773,390
Rent Receivable	125,475	10,686	136,162
Real Estate Tax Escrow	484,566	98,036	582,603
Prepaid Expenses and Other Assets	1,089,897	418,289	1,508,187
Financing and Leasing Fees	518,395	28,304	546,699

Total Assets	$121,440,647	$23,397,425	$144,838,072

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$89,914,000	$16,151,526	$106.065,526
Accounts Payable and Accrued Expense	787,584	206,997	994,582
Advance Rental Payments and Security Deposits	1,684,843	226,689	1,911,533

Total Liabilities	92,386,428	16,585,212	108,971,640
Members' Capital	29,054,219	6,812,213	35,866,432

Total Liabilities and Members' Capital	$121,440,647	$23,397,425	$144,838,072

Member's Capital—NERA 50%	—	3,406,107	3,406,107
Member's Capital—NERA 40%	11,621,688	—	11,621,688

	$11,621,688	$3,406,107	$15,027,794

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combine Statement of Operation

Year Ended December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Revenues
Rental Income	$11,019,862	$2,455,222	$13,475,084
Laundry and Sundry Income	97,902	19,780	117,681

	11,117,763	2,475,001	13,592,765

Expenses
Administrative	148,097	39,289	187,387
Depreciation and Amortization	9,428,284	981,881	10,410,164
Management Fees	244,178	97,239	341,417
Operating	960,328	358,827	1,319,155
Renting	281,545	15,361	296,906
Repairs and Maintenance	859,088	342,310	1,201,399
Taxes and Insurance	1,451,016	318,150	1,769,166

	13,372,537	2,153,057	15,525,593

Income (Loss) Before Other Income	(2,254,773)	321,944	(1,932,829)

Other Income (Loss)
Interest Income	5	8	13
Interest Expense	(5,116,598)	(860,500)	(5,977,098)
Other Income (Expenses)	(17,720)	2,168	(15,552)

	(5,134,313)	(858,323)	(5,992,636)

Net (Loss)	$(7,389,086)	$(536,379)	$(7,925,465)

NERA 50%	—	(268,189)	(268,189)
NERA 40%	(2,955,635)	—	(2,955,635)

	$(2,955,635)	$(268,189)	$(3,223,824)

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow

Year Ended December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Cash Flows from Operating Activities
Net (loss)	$(7,389,086)	$(536,379)	$(7,925,465)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	9,428,284	981,881	10,410,165
Amortization of above market lease	301,729	—	301,729
Changes in operating assets and liabilities:
(Increase) in rents receivable	(42,525)	(5,169)	(47,694)
(Decrease) Increase in accounts payable and accrued exp	33,916	(29,079)	4,837
(Increase) in real estate tax escrow	(146,176)	(452)	(146,628)
(Increase) in prepaid expenses and other assets	(81,863)	(88,817)	(170,680)
Increase in advance rental payments and security deposits	107,206	305	107,511

Total adjustments	9,600,571	858,669	10,459,240

Net cash provided by operating activities	2,211,485	322,290	2,533,775

Cash flows provided by (used in) investing activities
Improvement of rental properties	(363,261)	(28,480)	(391,741)

Net cash (used in) investing activities	(363,261)	(28,480)	(391,741)

Cash flows provided by (used in) investing activities
Payment of financing cost	(5,000)	—	(5,000)
Principal payments of mortgage notes payable	—	(250,827)	(250,827)
(Distributions) to members	(2,075,000)	(162,000)	(2,237,000)

Net cash (used in) financing activities	(2,080,000)	(412,827)	(2,492,827)

Net (decrease) in cash and cash equivalents	(231,776)	(119,017)	(350,793)
Cash and cash equivalents, at beginning of year	985,842	138,342	1,124,184

Cash and cash equivalents, at end of year	$754,066	$19,325	$773,391

Supplementary cash flow statement information:
Cash paid for interest	$5,077,768	$855,334	$5,933,103

Cash paid for state income taxes	$3,350	$1,108	$4,458

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2012

NOTE 14. NEW ACCOUNTING PRONOUNCEMENT

        In May 2011, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2011-04, (Fair Value Measurement Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U. S. GAAP and IFRS. ASU 2011-04 clarifies some existing concepts, eliminates wording differences between U.S. GAAP and International Financial Reporting Standards ("IFRS"), and in some limited cases, changes some principals to achieve convergence between U.S. GAAP and IFRS. ASU 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and IFRS. ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 was effective for us as of January 1, 2012. The adoption of this pronouncement did not materially impact our Joint Ventures' consolidated financial statements.

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statements. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of equity. ASU 2011-05 was effective for us as of January 1, 2012. The adoption of this pronouncement did not materially impact our Joint Ventures' consolidated financial statements.

        In August 2012, the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-950, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update). This update amends a number of SEC sections in the FASB Accounting Standards Codification as a result of (1) the issuance of SAB 114, (2) the issuance of SEC Final Rule 33-9250, and (3) corrections related to ASU 2010-22. ASU 2012-03 was effective upon issuance. The adoption of this pronouncement did not have a material impact on our Joint Ventures' consolidated financial statements.

        In October 2012, the FASB issued ASU 2012-04, Technical Corrections and Improvements. The amendments in this update cover a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. ASU 2012-04 will be effective for us as of January 1, 2013. The adoption of this pronouncement did not have a material impact on our Joint Ventures' consolidated financial statements.

QuickLinks

  Exhibit 99.1
HAMILTON PARK TOWERS LLC HAMILTON ON MAIN APARTMENTS LLC Combined Financial Statements—Unconsolidated Significant Joint Ventures As of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 Together With Report of Independent Registered Public Accounting Firm
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Hamilton Park Towers LLC Hamilton on Main Apartments LLC (Unconsolidated Significant Joint Ventures) Combined Balance Sheets
Hamilton Park Towers, LLC Hamilton on Main Apartments, LLC (Unconsolidated Significant Joint Ventures) Combined Statements of Operation Years Ended December 31, 2012, 2011 and 2010
Hamilton Park Towers LLC and Hamilton on Main Apartments LLC (Unconsolidated Significant Joint Ventures) Combined Statements of Changes in Members' Capital
HAMILTON PARK TOWERS LLC HAMILTON ON MAIN APARTMENTS LLC (Unconsolidated Significant Joint Ventures) Combined Statements of Cash Flow
HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC (Unconsolidated Significant Joint Ventures) NOTES TO COMBINED FINANCIAL STATEMENTS DECEMBER 31, 2012
Combining Balance Sheet December 31, 2012
Combining Statement of Operation Year Ended December 31, 2012
Combining Statement of Cash Flow Year Ended December 31, 2012
Combining Balance Sheet December 31, 2011
Combining Statement of Operation Year Ended December 31, 2011
Combining Statement of Cash Flow Year Ended December 31, 2011